Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

November 26, 2024

CERo Therapeutics Holdings, Inc.

201 Haskins Way, Suite 230

South San Francisco, CA 94080

Re: Securities Registered under Registration Statement on Form S-1

We have acted as counsel to CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on November 26, 2024 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and resale by Keystone Capital Partners, LLC (“Keystone”) of up to (a) 1,364,295 shares of Common Stock (the “Commitment Shares”) issued to Keystone pursuant to the Common Stock Purchase Agreement, dated as of February 14, 2024, by and between the Company and Keystone and (b) 208,635,705 shares (the “Purchase Shares”) of Common Stock that the Company may, in its sole direction, sell to Keystone from time to time pursuant to the Common Stock Purchase Agreement, dated as of November 8, 2024, by and between the Company and Keystone (the “New Keystone Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

To the extent our opinions set forth below address or depend on the Company’s legal existence or good standing in Delaware, they are based in that regard solely on a certificate of the Secretary of State of Delaware and a review of the Company’s certificate of incorporation (the “Certificate of Incorporation”) and a certificate of an officer of the Company confirming that the Company has taken no voluntary action looking to its dissolution.

For purposes of our opinions set forth below, we have assumed that the following requirements (the “Approval and Issuance Requirements”) are satisfied with respect to each issuance and sale of Purchase Shares: (i) approval of each Fixed Purchase Notice (as defined in the New Keystone Purchase Agreement) to be delivered by the Company pursuant to the New Keystone Purchase Agreement by the Company’s board of directors (including a duly authorized committee thereof, the “Board of Directors”) or other person or body to which the Board of Directors has delegated the authority to approve Purchase Notices delivered by the Company pursuant to the New Keystone Purchase Agreement (an “Authorized Person”), (ii) that the Purchase Shares are issued and sold (x) in accordance with the New Keystone Purchase Agreement, (y) for a price per share equal to or greater than the minimum price (which price is no less than the par value per share of the Common Stock) of the Purchase Shares authorized by the Board of Directors or an Authorized Person before the date of their issuance (the “Minimum Price”) and (z) in accordance with any reservation of shares or other restrictions or limitations imposed by the Board of Directors or an Authorized Person on the issuance and sale of Purchase Shares by the Company, and (iii) the receipt by the Company of stockholder approval of the issuance of any Purchase Shares in excess of the maximum amount permitted under applicable stock exchange rules, with such stockholder approval obtained in accordance with applicable stock exchange rules. For purposes of our opinions set forth below, we have also assumed that, when any Purchase Shares are issued, the total number of those Purchase Shares, together with the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Certificate of Incorporation.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Keystone Commitment Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Purchase Shares have been duly authorized and, when delivered and paid for in accordance with the New Keystone Purchase Agreement and the Approval and Issuance Requirements, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP